Exhibit 99.10

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

AMENDMENT (this “Amendment”), dated October 16, 2011, to the Registration Rights Agreement, dated as of April 15, 2011 (the “Agreement”), by and among Grubb & Ellis Company, a Delaware corporation, (the “Company”),  CDCF II GNE Holding, LLC, a Delaware limited liability corporation (“CDCF”) and CFI GNE Warrant Investor, LLC, a Delaware limited liability corporation (“CFI”).

WHEREAS, the Company, CDCF and CFI desire to amend the Agreement as set forth below

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Amendment, the undersigned hereby agree as follows:

1.           Defined Terms; Interpretation; Etc.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Agreement.

2.           Amendments to the Agreement.  Effective as of the date hereof, the Agreement is hereby amended as follows:

A) The first recital is hereby amended and restated in its entirety as follows:

“WHEREAS, the Initial Holders are acquiring pursuant to several warrant agreements, dated as of April 15, 2011 or October 16, 2011, as applicable (collectively for all Initial Holders, the “Warrant Agreements”), in each case, among the Company and the individual Initial Holders party thereto, warrants exercisable to purchase an aggregate of Ten Million Four Hundred Forty Thousand Eight Hundred Eighty-Nine (10,440,889) shares of Common Stock (as defined below), in addition to any additional warrants received pursuant to the Credit Agreement among Grubb & Ellis Management Services, Inc., as Borrower, Grubb & Ellis Company, as Parent Guarantor, the Several Lenders from time to time parties thereto, and ColFin GNE Loan Funding, LLC, as Administrative Agent, dated as of April 15, 2011 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), with all warrants (collectively the “Warrants”) subject to adjustment as set forth in the Warrant Agreements;”

B) Schedule I is hereby amended and restated in its entirety with the attached Schedule I.

C) Section 12g(i) is hereby amended and restated in its entirety as follows:

“if to any Initial Holder, at the address or facsimile number set forth on the signature pages hereto (or such other address or addresses as such Initial Holder may have advised the Company in the manner provided herein), with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, 300 S. Grand Avenue, Suite 3400, Los Angeles, California 90071, Facsimile No. (213) 621-5379, Attention:  Rick C. Madden, Esq. (rick.madden@skadden.com) also with a copy to Duval & Stachenfeld, 101 Park Avenue, 11th Floor, New York, New York 10178, Facsimile No. (212) 883-8883, Attention Charles Garner, Esq. (cgarner@dsllp.com ); and”

3.           Amendment and Waiver.  Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any way affect any of the terms, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  This Amendment shall apply and be effective only following the Effective Date and only with respect to the provisions of the Agreement specifically referred to herein.  After the Effective Date, any reference in any document to the Agreement shall mean the Agreement as amended by this Amendment, and this Amendment and the Agreement shall be read together and construed as a single instrument, and in the event and to the extent that there is any inconsistency between any of the terms and conditions of this Amendment and the Agreement, the terms and conditions of this Amendment shall govern.

4.           Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(B) OF THE NEW YORK CIVIL PRACTICE LAW AND RULES, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF ANOTHER STATE'S LAWS.

5.           Modification and Severability.  If, in any action before any court or agency legally empowered to enforce any provision contained herein, any provision hereof is found to be unenforceable, then such provision shall be deemed modified to the extent necessary to make it enforceable by such court or agency. If any such provision is not enforceable as set forth in the preceding sentence, the unenforceability of such provision shall not affect the other provisions of this Amendment, but this Amendment shall be construed as if such unenforceable provision had never been contained herein.

6.           Headings.  The headings of the Sections of this Amendment are for convenience of reference only and shall not, for any purpose, be deemed a part of this Amendment.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

GRUBB & ELLIS COMPANY

By:	/s/ Michael Rispoli
Name:	Michael Rispoli
Title:	Chief Financial Officer

CFI GNE WARRANT INVESTOR, LLC

By:	/s/ Mark M. Hedstrom
Name:	Mark M. Hedstrom
Title:	Vice President

CDCF II GNE HOLDING, LLC

By:	/s/ Mark M. Hedstrom
Name:	Mark M. Hedstrom
Title:	Vice President

C-III INVESTMENTS LLC

By:	/s/ Jeffrey P. Cohen
Name:	Jeffrey P. Cohen
Title:	President

[Signature Page to Amendment to Registration Rights Agreement]

Schedule I
List of Initial Holders

CDCF II GNE Holding, LLC
CFI GNE Warrant Investor, LLC
C-III Investments LLC